Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Renewable Energy for a Sustainable Future with UCI Expert

Dr. Jeffrey Reed elaborates on navigating the path to a sustainable renewable energy future

SANTA CLARITA, Calif. (January 30, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Jeffrey Reed, Chief Scientist at the Advanced Power and Energy Program at the University of California, Irvine (UCI). The episode explores the latest developments in renewable fuels and energy storage, hydrogen blending for power generation and examining strategies to utilize gaseous fuels for a sustainable future.

Dr. Reed, renowned for his contributions to the field, shares a mission aligned with NewHydrogen’s commitment to a more sustainable future. The conversation navigates through crucial topics, ranging from the potential future of hydrogen power to innovative renewable energy experiments, offering a comprehensive view of the landscape.

Highlighting UCI’s groundbreaking work, the podcast revisits the 2020 prediction of potential energy price parity for hydrogen with conventional fuel by the end of the decade. Dr. Reed said, “I believe we are still on track to achieve a renewable hydrogen production cost of $2 to $3 per kilogram at the plant gate, and then going into various supply chains from there in mobility, power generation, and other applications.”

Regarding future cost reductions Dr. Reed said, “The two main pathways for producing renewable hydrogen are electrolytic production, meaning splitting water with electrolysis, and thermochemical conversion technologies. Both technologies in our view still project to those cost points.”

Emphasizing the urgent need today for green hydrogen, Dr. Reed noted, “People need to understand that globally we use 60 billion kilograms of hydrogen per year, most of that for refining and production of ammonia fertilizer. So, replacing those conventional hydrogens with green or renewable hydrogen, I’ll call it, is an immediate opportunity.”

Dr. Reed holds a doctorate in engineering from UC Berkeley and a master’s degree in management from Stanford University. His research focuses on systems and techno-economic analysis to develop and advance solutions for achieving deep decarbonization and pollution reduction across all sectors of the economy. He is the principal author of the first renewable hydrogen production roadmap for the state of California. Dr. Reed also provides advisory services to companies developing clean energy technologies and projects. Prior to joining UCI, he was the head of strategic planning and technology development for the Sempra Energy Utilities, was a consulting executive at Accenture and Booz-Allen, served as vice president of marketing and business development for the global steam-turbine division of ABB in Switzerland, and is the past chair of the California Hydrogen Business Council. Dr. Reed is listed as a Google Scholar at https://scholar.google.com/citations?user=kpukYeAAAAAJ.

The full podcast episode featuring Dr. Jeffrey Reed is available on the NewHydrogen website https://newhydrogen.com/videos/ceo-podcast/dr-jeffrey-reed-uc-irvine.

For more information about NewHydrogen, please visit https://newhydrogen.com/ .

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

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Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com